Exhibit 99.1

STOCK OPTION AMENDMENT

AND

SPECIAL BONUS AGREEMENT

AGREEMENT made as of the          day of             , 2007 by and between KLA-Tencor Corporation, a Delaware corporation (the “Company”), and             , the holder of one or more options to purchase shares of the Company’s common stock (the “Optionee”).

WHEREAS, the Company previously granted to Optionee the options identified on attached Schedule I (the “Options”) to purchase shares of the Company’s common stock under one or more of the Company’s employee stock incentive plans (individually, a “Plan”).

WHEREAS, the Company and Optionee entered into a formal Stock Option Agreement (the “Option Agreement”) evidencing each such Option.

WHEREAS, in order to avoid adverse tax consequences under section 409A of the Internal Revenue Code, Optionee agreed to have each of the Options amended to increase the exercise price per share to be in effect for the unexercised portion of that Option which is subject to section 409A and identified as such on Schedule I (the “Covered Portion”) to the lower of (i) the fair market value per share of the Company’s common stock on the actual grant date determined for that option or (ii) the fair market value per share on the date the Compensation Committee of the Company’s Board of Directors approved the increased exercise price.

WHEREAS, in order to compensate Optionee for the increased exercise prices to be in effect for the Covered Portions of the Options, the Company is willing to pay Optionee a special cash bonus in a dollar amount equal to the aggregate increase in the exercise prices for the Covered Portions of the Options listed on Schedule I, with the actual dollar of that bonus indicated as the Total Special Bonus on Schedule I.

NOW THEREFORE, the parties hereby agree as follows:

1. Increased Exercise Price. The exercise price per share set forth in the Option Agreement for each of the Options listed on Schedule I is hereby increased, with respect to the shares subject to the Covered Portion of that Option, to the higher exercise price per share set forth for that Option on Schedule I. Each of the Options shall be taxable as a non-statutory option upon exercise, and the Company shall collect the applicable withholding taxes at the time of exercise.

2. Special Bonus. Optionee shall become entitled to receive a cash bonus from the Company (the “Special Bonus”) in the gross dollar amount indicated as his or her Total Special Bonus on attached Schedule I. Payment shall be made on the Company’s first regularly scheduled payroll date after January 1, 2008, which is scheduled to be January 10, 2008. However, the Special Bonus shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes, and Optionee shall be paid only the net amount of such bonus remaining after such taxes have been collected. Optionee need not remain in the Company’s employ to receive the Special Bonus.

3. Entire Agreement. This Agreement, together with the Option Agreements (to the extent not expressly amended hereby) and the applicable Plan under which each Option is outstanding, represents the entire agreement of the parties with respect to the Options, the Covered Portions thereof and the Special Bonus and supersedes any and all previous contracts, arrangements or understandings between the parties with respect to such Options and the Special Bonus. This Agreement may be amended at any time only by means of a writing signed by Optionee and an authorized officer of the Company.

5. Continuation of Option Agreements. Except for the foregoing increases to the exercise prices per share for the Covered Portions of the Options, no other terms or provisions of the Option Agreements for such Options or the applicable Plans have been modified as a result of this Agreement, and those terms and provisions shall continue in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of KLA-Tencor Corporation by a duly-authorized officer of the Company and by Optionee.

KLA-TENCOR CORPORATION

By:
TITLE:
DATED:	, 2007

Optionee Name:
DATED:	, 2007

SCHEDULE I

AMENDED OPTIONS AND SPECIAL BONUS

Grant Date	Total Number of Shares Subject to Outstanding Option	Exercise Price Per Share Prior to Amendment	New Exercise Price Per Share Following Amendment	Number of Outstanding Option Shares Subject to Amended Exercise Price	Number of Outstanding Option Shares Not Subject to Amended Exercise Price	Special Bonus Payable on first regularly scheduled payroll date following January 1, 2008